Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements and in the related Prospectuses:

1)Registration Statement (Form S-8 File No. 333-147967) pertaining to Argo Group International Holdings, Ltd. 2007 Long-Term Incentive Plan and Argo Group International Holdings, Ltd. 2007 Employee Share Purchase Plan;

2)Registration Statement (Form S-8 File No. 333-147714) pertaining to the Argo Group International Holdings, Ltd. - Argonaut Group, Inc. Amended and Restated Stock Incentive Plan, the Argonaut Group, Inc. Non-Employee Director Stock Option Plan, and the Argonaut Deferred Compensation Plan for Non-Employee Directors;

3)Registration Statement (Form S-8 File No. 333-161299) pertaining to the Argo Group International Holdings, Ltd. 2007 Employee Share Purchase Plan (renamed the Argo Group International Holdings, Ltd. Employee Share Purchase Plan as amended and restated on May 3, 2016);

4)Registration Statement (Form S-8 File No. 333-195932) pertaining to the Argo Group International Holdings, Ltd. 2014 Long-Term Incentive Plan;

5)Registration Statement (Form S-8 File No. 333-232334) pertaining to the Argo Group International Holdings, Ltd. 2019 Omnibus Incentive Plan;

6)Registration Statement (Form S-3 File No. 333-227478) pertaining to the Argo Group International Holdings, Ltd. Registration of common shares, preferred shares, debt securities, warrants, units, depositary shares, purchase contracts, hybrid securities combining elements of the foregoing, trust preferred securities and guarantees of trust preferred securities and debt securities;
of our report dated March 16, 2022, with respect to the consolidated financial statements and schedules of Argo Group International Holdings, Ltd for the year ended December 31, 2021, included in the Company’s Annual Report (Form 10-K) for the year ended December 31, 2022.

/s/ Ernst & Young LLP

San Antonio, Texas
March 6, 2023